Exhibit 21.1
MPLX LP
LIST OF SUBSIDIARIES
as of December 31, 2014

	Name of Subsidiary	Jurisdiction of Organization/Incorporation
*	Marathon Pipe Line LLC	Delaware
	MPLX Operations LLC	Delaware
*	MPLX Pipe Line Holdings LP	Delaware
	MPLX Terminal and Storage LLC	Delaware
*	Ohio River Pipe Line LLC	Delaware

*	Indicates a company that is not wholly owned directly or indirectly by MPLX LP.